EXHIBIT 10.57

                              CONSULTING AGREEMENT
                     DR. KIM POROUS CROSS-FINNED TIBIAL TRAY

         This Agreement is effective as of the 1st day of June, 1993 by and between Kim, Jung-Man, M.D., Ph.D. with offices at Dept. of Orthopaedic Surgery, Kang-Nam St. Mary's Hospital, Catholic University Medical College, 505, Banpo-Dong, Seocho-Ku, Seoul, 137040, Korea (hereinafter referred to as the Consultant) and Exactech, Inc. having an office at 4613 N.W. 6th Street, Suite D, Gainesville, Florida 32609 (hereinafter referred to as the Company).

         Whereas, the Company wishes to engage the services of the Consultant to obtain assistance in the design of a total knee cross-finned tibial tray and associated instrumentation; and,

         Whereas, the Consultant wishes to assist the Company in the development of such system and associated instrumentation and is free of any obligation which would prevent him from entering into this Agreement;

         Now Therefore, in consideration of the mutual covenants and agreements herein contained is agreed by and between the parties as follows;

                                    ARTICLE I
                                   DEFINITIONS

         The following terms as used in this Agreement shall, unless the context in which the term is used indicates the contrary, have the meaning set forth in this Article I.

         1.01 Products shall mean the total knee porous cross-finned tibial tray and associated instrumentation specific designs including, without limitation, material, specifications, dimensions and geometries of the products to be designed under this consulting Agreement and which are described in detail in Exhibit A to be annexed hereto and all modification to such designs which are made by the Company and which are minor and immaterial in the relation to the original specific designs.

         1.02 Implants shall mean the implanted total knee porous cross-finned tibial tray prosthesis used during a surgical procedure excluding instrumentation.

         1.03 Net Sales shall mean the sales of Implants by the Company, less sales of products or components with patented features requiring royalty payments to a third party, less discounts allowed on a uniform basis in a manner consistent with other products sold by the Company, less credits for returns and allowances, prepaid freight, and less taxes and other governmental charges added to the face of the invoices therefore and paid by the Company.


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                                   ARTICLE II
                                   DEVELOPMENT

         2.01 The Company hereby contracts with the Consultant to perform and Consultant hereby agrees to perform for the Company the services described in Exhibit B (such services are hereinafter referred to as the "Services").

         2.02 The designs will be reviewed by the Company, the Consultant, and other members of the design team and a joint decision will be made as to the future refinements or further modifications of the Products. The details of any designs selected for marketing by the Company will be added to this Agreement as part of Exhibit A to be annexed hereto.


                                   ARTICLE III
                                      GRANT

         3.01 The Consultant grants the Company the worldwide exclusive rights to manufacture, have manufactured, use, and sell or otherwise distribute the Products as designed by the Consultant under this Agreement.

         3.02 Any patents relating to the Products that result from the Services performed by the Consultant for the Company will be assigned by the Consultant to the Company and are the exclusive property of the Company.


                                   ARTICLE IV
                                    PAYMENTS

         4.01 In consideration of the performance of the Services, the Company agrees to pay the Consultant as follows:

                    (a) A royalty payment of two percent, of the Company's Net Sales of Implants worldwide.

         4.02 Payments will be made individually to the Consultant by check and mailed to him or if requested, deposited by direct wire transfer to a designated bank account number and location.

         4.03 The payments payable hereunder shall be paid not later than ninety (90) days after the end of each calendar quarter for Net Sales by the Company during such previously ended calendar quarter. The Company shall furnish to the Consultant, with each payment, a statement specifying the number of Implants sold during such calendar quarter and the aggregated Net Sales for such Implants sold.

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         4.04       The Company agrees to keep proper and complete records of
its manufacture and sale and distribution of all Implants Covered by this Agreement and to permit the duly authorized representative of the Consultant to inspect such records at reasonable intervals during-the regular business hours of the Company. This right to inspect can be exercised once during any calendar year for the sales or distribution of Implants made during the calendar year in which the inspection takes place or for the previous calendar year.

         4.05 The Company will make the payments set forth above for a period of seven (7) years from the date of this Agreement. After the seven (7) year period expires no further payments will be made to the Consultant.

         4.06 The Consultant agrees to not engage in consulting activities for the purpose of designing knee implant products and knee instrumentation for another company for the life of the Agreement.

         4.07 The Company will reimburse the Consultant for travel and living expenses incurred in attending meetings and performing the Services requested by the Company.

         4.08 Nothing in this agreement shall impose upon the Company the obligation to maximize sales of the Products or to prevent the Company from manufacturing, using, or selling or causing to be manufactured, used or sold, products competitive in nature to the Products. Nothing herein shall in any way limit the Company's exclusive right to determine, in its sole discretion, the timing or manner of marketing the Products, the manner of manufacturing the Products or the manner of advertising the Products so long as such marketing, manufacturing, or advertising is in compliance with applicable laws and regulations.


                                    ARTICLE V
                                      TERM

         5.01 This Agreement shall continue for a period of seven (7) years from the effective date thereof.

         5.02 Notwithstanding the foregoing comment the Company shall have the right at any time during this Agreement, upon ninety days written notice, to terminate its manufacture, sales, and distribution of the Products covered by this Agreement.


                                   ARTICLE VI
                                    WARRANTY

         6.01 The Consultant hereby warrants that he has the right to enter into this Agreement and has right and title to the design of the Products and has not made nor will, during the term of this Agreement, make, without the written consent of the Company any agreement with others
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dealing with the Products in conflict with the rights granted hereby or take any action which would interfere with the rights granted to the Company herein.

         6.02 Any obligation of the Consultant to make any payment to a third party based on this Agreement or a preexisting Agreement will be undertaken by the Consultant and the Company's obligation will be limited to the payments set forth herein.


                                   ARTICLE VII
                                 INDEMNIFICATION

         7.01 The Company will indemnify and hold the Consultant harmless against any and all losses, claims, or liabilities to which the consultant may become subject and which arise out of or are caused by defects or alleged defects in the manufacture, workmanship, or design of the Products manufactured or sold by the Company under this Agreement. The Consultant will promptly notify the Company of any claim or cause of action relating to such possible loss, claim, damage, or liability. The Company will assume any defense of any such suit or threatened suit.

         7.02 This indemnification provision shall not however, apply to any claim in so far as such claim relates to professional medical liability or malpractice brought against The Consultant individuality or collectively in his or her individual capacity for professional acts or omissions of such person or persons in connection with the medical care or treatment associated with or relating to the Products.


                                  ARTICLE VIII
                                 CONFIDENTIALITY

         8.01 For a ten (10) year period from the date of disclosure of Confidential Information, each party shall maintain in confidence and shall not disclose to any third party any such Confidential Information received pursuant to this Agreement, without the prior written consent of the disclosing party. The foregoing obligation shall not apply to:

                    (a) information that is known to the receiving party or independently developed by the receiving party prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to the disclosing party upon receipt of the Confidential Information.

                    (b) information disclosed to the receiving party by a third party that has a right to make such disclosure.

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                    (c)      information that becomes published or otherwise
part of the public domain as a result of acts by the disclosing party or a third person obtaining such information as a matter of right; or

                    (d) information that is required to be disclosed by order of the U.S. Food and Drug Administration or similar authority or a court of competent jurisdiction; provided that the parties shall use their best efforts to obtain confidential treatment of such information by the agency or court. -8.02 Each party will take all reasonable steps to protect the Confidential Information of the other party with the same degree of care such party uses to protect his own confidential or proprietary information. Without limiting the foregoing, each party shall ensure that all of its employees having access to the Confidential Information of the other party are obligated to abide by such party's obligations hereunder.


                                   ARTICLE IX
                                  USE OF NAMES

         9.01 The Company has the right to disclose the name and academic affiliation of the Consultant as a developer of the Products, use the Consultant's name as part of a product name and publish the above in technical and/or promotional literature.


                                    ARTICLE X
                               GENERAL PROVISIONS

         10.01 No waiver, amendment, or modification of this Agreement shall be effective unless in writing and signed by the party against whom the waiver, amendment, or modification is sought to be enforced. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of the right, power or remedy. No waiver of any term, condition, or breach of this Agreement shall be construed as a waiver of any other term, condition, or breach.

         10.02      This Agreement is intended to benefit and is binding on
(1) the successors and assigns of the Company, and (2) the heirs and legal successors of the Consultant.

         10.03 The validity, construction, and performance of this Agreement is governed by the laws of the State of Florida.


                                   ARTICLE XI
                                     NOTICE

         11.01 All notices shall be sent by first class mail addressed as follows:

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         To the Consultant:                 Dept. of Orthopaedic Surgery
                                            Kang-Nam St. Mary's Hospital
                                            Catholic University Medical College
                                            505, Banpo-Dong, Seocho-Ku
                                            Seoul, 137-040, Korea

         To the Company:                    Exactech, Inc.
                                            4613 N.W. 6th Street, Suite D
                                            Gainesville, Florida, 32609

         11.02 Either party may at any time designate a change of address by giving written notice to the other party.

         In Witness Whereof the parties that cause these instruments to be duly executed as of the day and year first above written.

Consultant                                     Exactech, Inc.


/s/ KIM JUNG-MAN                               By:/s/ DAVID PETTY
   -----------------                              ---------------------------
                                               Title:VICE PRESIDENT-MARKETING
                                                     ------------------------

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